Exhibit 2

CMI TAX DEFERRED SAVINGS PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULE

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2009 AND 2008

MORRIS, DAVIS AND CHAN LLP

Certified Public Accountants

CMI TAX DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 2009 and 2008	2

Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2009 and 2008	3

Notes to Financial Statements	4-13

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets Held as of December 31, 2009	14

*	There are no other supplemental schedules required to be filed by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Plan Administrator

CMI Tax Deferred Savings Plan

We have audited the accompanying statements of net assets available for benefits of the CMI Tax Deferred Savings Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 24, 2010

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Investments, at fair value:
Chevron Corporation common stock	$611,482	$282,186
Collective investment fund	2,070,916	2,195,823
Mutual funds	4,359,171	3,172,603

Total investments	7,041,569	5,650,612

Noninterest-bearing cash	165	146

Contributions Receivable:
Participant contributions	—	16,341
Employer contributions	—	3,251

Total contributions receivable	—	19,592

TOTAL ASSETS	7,041,734	5,670,350

LIABILITIES
Administrative expenses payable	1,157	1,336

Total liabilities	1,157	1,336

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	7,040,577	5,669,014

Adjustment from fair value to contract value for interest in Bank of America, N.A. Retirement Preservation Trust (formerly Merrill Lynch Retirement Preservation Trust) relating to fully benefit-responsive investment contract	161,971	422,751

NET ASSETS AVAILABLE FOR BENEFITS	$7,202,548	$6,091,765

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
ADDITIONS
Contributions:
Employer	$168,829	$187,853
Participant	793,969	955,963

	962,798	1,143,816

Investment income (loss):
Net appreciation (depreciation) in fair value of investments	861,512	(1,829,824)
Dividend and interest income	120,840	215,259

	982,352	(1,614,565)

Total additions - net	1,945,150	(470,749)

DEDUCTIONS
Distributions to participants	829,646	946,665
Administrative expenses	4,721	6,106

Total deductions	834,367	952,771

NET INCREASE (DECREASE)	1,110,783	(1,423,520)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	6,091,765	7,515,285

End of year	$7,202,548	$6,091,765

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

A.	DESCRIPTION OF PLAN

The following description of the CMI Tax Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan sponsored by Chevron Mining Inc., (the Company or Plan Sponsor). The original Plan was established effective January 1, 1999 by the Sponsor for the benefit of its employees to qualify under Section 401(k) of the Internal Revenue Code (a 401(k) plan). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Company administers the Plan and has appointed an employee to serve as the Plan administrator. The assets of the Plan are maintained in a trust fund administered under a trust agreement with Merrill Lynch Bank & Trust Co., FSB (Merrill Lynch, the Trustee). On January 1, 2009, Bank of America Corporation completed the purchase of Merrill Lynch & Co., Inc., the parent company of Merrill Lynch, the Trustee.

The issuance of shares of Chevron Corporation common stock under the Plan have been registered on a registration statement on Form S-8 filed with the U.S. Securities Exchange Commission (the SEC) on October 26, 2009. On October 27, 2009, Chevron filed with the SEC a registration statement on Form S-3, as amended on December 1, 2009 and December 15, 2009, offering to rescind the purchase of shares of Chevron common stock by persons who acquired such shares through the Plan from February 21, 2008 through October 23, 2009. The shares subject to the rescission offer may have been deemed not to have been properly registered under the Securities Act of 1933, as amended, with the SEC for offer and sale to participants under the Plan.

Eligibility

The Plan is a trusteed 401(k) salary deferral plan covering all hourly paid employees represented by the North River Mine United Workers of America, Local 1926. Employees, who are age 18 or older, are eligible to participate in the Plan on the first date of their employment.

Contributions

Each participant has the option to make before-tax contributions to the Plan, subject to Plan and Internal Revenue Service limitations. Participants may change their elective deferral percentages and may terminate their elective deferrals at any time. For the first 4% contributed by each participant, the Company contributes an amount equal to 50% (i.e., a maximum of 2% of each participant’s eligible compensation) of such contribution.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

A.	DESCRIPTION OF PLAN (Continued)

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s matching contributions, and Plan earnings and losses. Allocation is based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Participants are immediately vested in their contributions. Vesting in the Company matching contributions made after December 31, 2001, is based on years of continuous service. A participant is 100% vested after 3 years of service (5 years for Company matching contributions made on or before December 31, 2001). A service year is any year in which a participant works at least 1,000 hours in a 12-consecutive-month period.

Forfeiture Provisions

Forfeitures are treated as a reduction of employer contributions. There were no forfeitures utilized for the years ended December 31, 2009 and 2008. Forfeitures in the amount of $47,640 as of December 31, 2009 are available to reduce future employer contributions.

Payment of Benefits

Employees over the age of 59 1/2 may elect to withdraw funds from the Plan prior to termination of employment or retirement. On termination of service, a participant may receive the value of his or her account as a lump sum payment, or in monthly installments over various periods or life, provided that the participant is of retirement age as specified by the Internal Revenue Code. Participants with vested balances greater than $1,000 have the option of leaving their accounts within the Plan after termination. There were no distributions considered payable as of December 31, 2009 and 2008.

Investment Alternatives

The participants of the Plan may currently choose among 14 investment alternatives that are managed by Merrill Lynch. These investment alternatives consist of 12 mutual funds (the Funds) - that include domestic equity growth funds, a foreign equity growth fund, a high quality equity growth and income fund and a corporate bond fund, a collective investment fund (the Bank of America N.A. Retirement Preservation Trust) and a Chevron Corporation common stock fund effective October 26, 2009. Allocations of earnings and losses are based on the participants’ account balances in each fund.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

B.	SIGNIFICANT OF ACCOUNTING POLICIES

Adoption of New Accounting Pronouncements

In 2009, the Plan adopted amended accounting standards issued by the Financial Accounting Standards Board (FASB) that require additional fair value disclosures. These amended standards provide guidance on estimating fair value when the volume or the level of activity for an asset or a liability has significantly decreased or when transactions are not orderly when compared with normal market conditions. In particular, these amended standards call for adjustments to quoted prices or historical transaction data when estimating fair value in such circumstances, and also provide guidance to identify such circumstances. Furthermore, these amended standards require fair value measurement disclosures to be categorized by major security type (i.e., based on the nature and risks of the security). The adoption of these standards did not have a material impact on the fair value determination and disclosure of applicable investments.

Accounting Pronouncements Issued but Not Yet Adopted

In January 2010, the FASB issued amended accounting standards that require additional fair value disclosures. The amended standards require disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in 2011. The Plan administrator is currently evaluating the impact of these amended standards.

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). Revenues are recognized as earned. Distributions to participants are recorded when paid. All other expenses are recorded as incurred.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

B.	SIGNIFICANT OF ACCOUNTING POLICIES (Continued

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains and losses and unrealized appreciation or depreciation.

Fully Benefit-Responsive Contracts - The collective investment fund, which invests primarily in guaranteed investment contracts, and has a fully-benefit responsive feature, is recorded at fair value and adjusted to contract value, which represents contributions made under the contract, plus interest earned, less withdrawals and administrative expenses. As described in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 962, Defined Contribution Pension Plans (formerly FASB Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by FASB ASC 962, the Statements of Net Assets Available for Benefits present the fair value of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the cash basis, which approximates the accrual basis. Dividends are recorded on the ex-dividend date.

Subsequent Event

The Plan’s financial statements have been evaluated for subsequent events or transactions. The Company determined that there are no subsequent events or transactions that require disclosure to or adjustment in the financial statements

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

C.	INVESTMENTS

The following broad range of investment options were available to participants:

Core Funds:

Fund Name	Fund Type
Chevron Corporation Common Stock	Company Stock
Bank of America, N.A. Retirement Preservation Trust (formerly Merrill Lynch Retirement Preservation Trust)	Stable Value
BlackRock Global Allocation Fund	Large Cap Blend
BlackRock Fundamental Growth Fund	Large Cap Growth
BlackRock Balanced Capital Fund	Balanced
PIMCO Total Return Fund	Fixed Income
AIM International Growth Fund	International Equity
Victory Diversified Stock Fund	Large Cap Growth
American Funds Washington Mutual Investor Fund	Large Cap Value
BlackRock S&P 500 Index Fund	Large Cap Stock
Van Kampen Capital Growth Fund	Large Cap Growth
BlackRock Mid Cap Growth and Equity Portfolio	Mid-Cap Growth
Victory Small Company Opportunity Fund	Small Cap Value
MFS New Discovery Fund	Small Cap Growth
MFS Government Securities	Fixed Income

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

C.	INVESTMENTS (Continued)

The fair value of investments that represent 5% or more of the Plan’s net assets as of December 31, 2009 and 2008 are as follows:

	2009	2008
Collective investment fund:
Bank of America N.A. Retirement Preservation Trust (formerly Merrill Lynch Retirement Preservation Trust), at contract value	$2,232,887	$2,618,574
Mutual funds:
BlackRock S&P 500 Index Fund	872,981	734,563
BlackRock Fundamental Growth Fund	692,950	438,604
AIM International Growth Fund	648,235	437,131
ING Intermediate Bond Fund	*	424,626
PIMCO Total Return Fund	514,519	*
Victory Diversified Stock Fund	481,383	393,037

*	Effective October 2009, PIMCO Total Return Fund replaced ING Intermediate Bond Fund as an investment option under the Plan.

For the years ended December 31, 2009 and 2008, the Plan’s investments (including gains and losses on investment bought and sold, as well as held during the year) appreciated (depreciated) in value by $861,512 and $(1,829,824), respectively.

	2009	2008
Common stock	$43,256	$(26,196)
Mutual funds	818,256	(1,803,628)

Net appreciation (depreciation) in fair value of investments	$861,512	$(1,829,824)

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

D.	FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures, (formerly Statement of Financial Accounting Standards No. 157, Fair Value Measurements) establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for investments measured at fair value. There have been no changes in the methodologies used at December 31, 2009 and 2008.

•	Common stocks are valued at the closing price reported on the active market on which the individual securities are traded.

•	Collective investment fund is valued based on the closing market price reported on the active market on which the assets are traded.

•	Mutual funds are valued at the net asset value of shares held by the Plan.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

D.	FAIR VALUE MEASUREMENTS (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2009 and 2008.

	Investments at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Common stock	$611,482	$—	$—	$611,482
Collective investment fund	—	2,070,916	—	2,070,916
Mutual funds	4,359,171	—	—	4,359,171

Investments, at fair value	$4,970,653	$2,070,916	$—	$7,041,569

	Investments at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Common stock	$282,186	$—	$—	$282,186
Collective investment fund	—	2,195,823	—	2,195,823
Mutual funds	1,331,866	1,840,737	—	3,172,603

Investments, at fair value	$1,614,052	$4,036,560	$—	$5,650,612

E.	TRUSTEE AND ADMINISTRATIVE SERV1CES

Certain trustee administrative and recordkeeping fees are paid by the Plan. The Plan incurred $4,721 and $6,106 for trustee fees during 2009 and 2008, respectively. These fees are included in the accompanying financial statements. The Company at its election, pays other Plan administrative and accounting fees. The Company incurred $13,466 and $12,977 for other administrative and accounting fees during the years ended December 31, 2009 and 2008, respectively. These fees are not reflected in the accompanying financial statements.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

F.	PLAN TERMINATION

Although it does not intend to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA as amended. In the event of a Plan termination, participants will become 100% vested in their accounts.

G.	TAX STATUS

The Plan obtained its latest determination letter on July 31, 2003, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been restated and amended since receiving the determination letter.

Once qualified, the Plan is required to be operated in conformity with the Code to maintain its qualification, including its operation in accordance with the Plan’s terms. Plan management, however, has recently become aware of an issue regarding the requirements of a Plan term and whether or not the Plan is being operated in accordance with the actual Plan term. As the 2008 plan year is under audit by the IRS under a program to audit plans of large companies (The Company is owned by Chevron Corporation), Plan management is discussing this issue with the IRS audit team. Plan management has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

H.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

I.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan files its Form 5500 on the cash basis. The following is a reconciliation of the financial statements to the Form 5500 as of and for the years ended December 31, 2009 and 2008:

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2009:
Per financial statements	$7,202,548	$1,110,783
Contributions receivable	—	19,592
Administrative expenses payable	1,157	(179)

Per Form 5500	$7,203,705	$1,130,196

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2008:
Per financial statements	$6,091,765	$(1,423,520)
Contributions receivable	(19,592)	1,915
Administrative expenses payable	1,336	(942)

Per Form 5500	$6,073,509	$(1,422,547)

CMI TAX DEFERRED SAVINGS PLAN

EIN 44-0658937 PLAN NO. 008

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS HELD

DECEMBER 31, 2009

( a )	( b )	( c )	( d )	( e )
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Cost	Current Value
*	Chevron Corporation	Common stock	$590,466	$611,482
*	Bank of America, N.A. Retirement Preservation Trust	Collective investment fund	2,232,887	2,070,916
	BlackRock S&P 500 Index Fund	Mutual fund	922,796	872,981
	BlackRock Fundamental Growth Fund	Mutual fund	628,622	692,950
	AIM International Growth Fund	Mutual fund	590,812	648,235
	PIMCO Total Return Fund	Mutual fund	519,820	514,519
	Victory Diversified Stock Fund	Mutual fund	555,763	481,383
	BlackRock Global Allocation Fund	Mutual fund	291,008	291,481
	BlackRock Balanced Capital Fund	Mutual fund	296,973	238,248
	American Washington Mutual Investor Fund	Mutual fund	219,444	217,836
	BlackRock Mid Cap Growth and Equity Portfolio	Mutual fund	127,256	141,424
	Van Kampen Capital Growth Fund	Mutual fund	95,674	101,782
	MFS Government Securities	Mutual fund	67,926	68,007
	Victory Small Company Opportunity Fund	Mutual fund	43,796	46,749
	MFS New Discovery Fund	Mutual fund	41,659	43,576

				$7,041,569

*	Investments with parties-in-interest as defined under ERISA.